Exhibit 99.1

PHILIP WILKINSON TO RESIGN AS PRESIDENT AND CHIEF OPERATING

OFFICER OF ENTRAVISION COMMUNICATIONS CORPORATION

- Will Continue to Serve as Director and Consultant to the Company -

Santa Monica, CA – April 27, 2012 – Entravision Communications Corporation (NYSE: EVC) today announced that Philip C. Wilkinson is resigning from his position as President and Chief Operating Officer of Entravision, effective May 31, 2012. Mr. Wilkinson will remain a member of the company’s Board of Directors and has entered into a consulting agreement under which he will continue to advise the company on its strategic and operating plans.

“Philip is a tremendous leader and friend, whose passion and dedication have been instrumental in the creation and success of Entravision,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision. “He has spent his entire career in Latino media and is a strong advocate for the Latino community. We are grateful to him for all his contributions and look forward to benefiting from his continued insights as a director and consultant to the company.”

“Entravision is a great company with a strong management team and terrific employees,” commented Mr. Wilkinson. “I believe it is well positioned to capitalize on the continued growth of the Latino population and I am proud of the leadership positions we have built in our markets. I continue to remain a Director and significant shareholder, and I look forward to my new role which will allow me to continue to advise the company.”

Mr. Wilkinson served as President and Chief Operating Officer since Entravision’s inception in 1996 and has more than 25 years of broadcast experience. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of the company’s predecessor entities, including the launch of the first Univision television affiliate in San Diego, KBNT, in 1990. From 1982 to 1990, he worked at the Univision television network and served in the positions of account executive, Los Angeles national sales manager and West Coast sales manager. Mr. Wilkinson holds a Bachelor of Science Degree in Business Administration from San Diego State University.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and digital operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 19 of the nation’s top 50 Hispanic markets. The company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Additionally, Entravision has a variety of cross-platform digital content and sales offerings designed to capitalize on the company’s leadership position within the Hispanic broadcasting community. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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Contact:

Kathleen Hopkins / Mike Smargiassi

Brainerd Communicators, Inc.

khopkins@braincomm.com / smarg@braincomm.com

212-986-6667